UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 6, 2010 we issued 2,000,000 shares of our common stock to a consultant in consideration for his consulting services. Half the shares are restricted from trading for 12 months, while the other half are restricted from trading for 24 months. We issued these shares to one U.S. person, who was an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933), and in issuing these shares to this consultant we relied on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On December 7, 2010 we entered into a consulting agreement effective October 1, 2010 with a consultant to provide our company with business opportunities in petroleum exploration and development. We agreed to pay this consultant, among other things, an hourly fee of $150 per hour, payable 2/3 in cash and 1/3 in shares of our common stock. Pursuant to this consulting agreement, we issued an aggregate of 3,527 shares of our common stock to this consultant on December 9, 2010 (1,920 shares for the services performed during the month of October 2010 and 1,607 shares for the services performed during the month of November 2010). We issued these shares to one non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Date: December 15, 2010